EXHIBIT 99.1

              UNOVA Announces Third Quarter 2004 Results

    EVERETT, Wash.--(BUSINESS WIRE)--Nov. 2, 2004--UNOVA, Inc.
(NYSE:UNA):

    --  UNOVA reports EPS of $0.10

    -- Intermec product and service revenues increased by more than 16%, driven by Systems and Solutions growth of 25% over prior-year quarter

    --  IAS segment profit exceeds projections

    --  Cash increases $20 million during quarter

    UNOVA, Inc. (NYSE:UNA) today announced financial results for its third fiscal quarter, which ended September 30, 2004.
    UNOVA reported third quarter revenues of $316.7 million and net earnings of $5.9 million, or $0.10 per share, compared to 2003 third quarter revenues of $278.0 million and a net loss of ($1.3) million, or ($0.02) per share. The prior year revenues included a settlement for an intellectual property (IP) dispute regarding its smart battery patents, the terms of which are confidential.
    Earnings from continuing operations for the third quarter of 2004 were $6.5 million, or $0.11 per share compared to $4.1 million, or $0.07 per share for the same prior-year period. Loss from discontinued operations in the third quarter was ($0.6) million as compared to a loss of ($5.5) million in the comparable period of 2003.
    Segment operating profit from continuing operations was $17.4 million for the third quarter of 2004, compared to an operating profit of $15.8 million for the same prior year period. The prior year performance included a $9.2 million positive impact on segment operating profit from IP settlements. Segment operating profit from product and service revenues increased $10.9 million, or 167 percent, in the third quarter of 2004 compared to the same prior-year period.
    "We are encouraged by our achievements in growth, profitability and cash flows," said Larry D. Brady, Chairman and CEO. "The strategies we outlined in late 2003 are proving successful and producing results."
    Corporate expenditures for the third quarter reflected a peak in incremental spending for outside resources and independent audit fees related to compliance with the internal control provisions of Sarbanes-Oxley Section 404. These increased expenditures were offset by an income tax benefit of $1.2 million reflecting recognition of certain tax credits and deferred tax assets during the quarter.
    The Company's cash and cash equivalent position, including the $50 million classified as restricted cash, increased to $211.4 million as of September 30, 2004. The restricted cash is required by the Company's new credit facility until the Company's bonds due in March 2005 are retired. The positive cash flow during the quarter is primarily attributed to operating results and collections on contract deliveries in the IAS segment. Total debt remained unchanged at $208.5 million.

    Automated Data Systems (ADS)

    In the third quarter of 2004, revenues at the Company's ADS segment, comprising Intermec Technologies, were $194.8 million, representing a 9 percent increase in revenues over the comparable prior-year quarter. The prior-year quarter included the effect of an IP settlement. Product and service revenues for the third quarter of 2004 increased more than 16 percent.
    The ADS segment recorded a $17.1 million operating profit for the third quarter of 2004, compared to an operating profit of $22.2 million, which included $9.2 million of operating profit from the IP settlement, for the third quarter of 2003. The third quarter of 2004 includes $3.7 million of incremental research and development expenses compared to the prior-year quarter. Operating margins for ADS product and service revenues were 8.8 percent in the third quarter of 2004, including the impact of the incremental research and development expenses, compared to 7.7 percent for the prior-year quarter.
    All major product and service revenue categories grew over the comparable 2003 quarter. This was primarily led by Systems and Solutions revenue growth of 25 percent.
    Geographically, North America revenues achieved an increase of 14 percent over the comparable prior-year period. Revenues in EMEA increased 9 percent, revenues in Asia Pacific increased 48 percent and Latin America revenues increased 68 percent.

    Industrial Automation Systems (IAS)

    The IAS segment reported third quarter 2004 revenues of $121.9 million and an operating profit of $0.3 million. IAS revenues increased 23 percent over the comparable quarter of 2003. These results compare to third quarter 2003 revenues of $99.3 million and an operating loss of ($6.4) million.
    Backlog for all IAS businesses was $237.6 million as of September 30, 2004, compared to $266.4 million at December 31, 2003. The reduction of the backlog primarily reflects the progress completed to date on the order to supply a complete engine machining and assembly system for Hyundai Motor's Alabama plant.

    About UNOVA

    UNOVA is a leading supplier of mobile computing and wireless network products for non-office applications and of manufacturing systems technologies primarily for the automotive and aerospace industries. www.unova.com

    (Forward-looking Statement)

    Certain forward-looking statements in this release (as defined by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934) relate to matters that are not historical facts. They include, but are not limited to, statements about the Company's ability to continue to improve profit in both its business segments, reduce expenses, and improve efficiency, leverage its research and development investment to drive significant future revenue, and the ability to continue operational improvement and year over year growth. Such forward-looking statements involve and are dependent upon certain risks and uncertainties. These include, but are not limited to, other risks and uncertainties described more fully in the Company's filings on Form 10-K and 10-Q with the Securities and Exchange Commission.

    UNOVA, INC.

    THIRD QUARTER 2004 - EARNINGS CONFERENCE CALL

    UNOVA, Inc. will hold a conference call on November 2, 2004 at 7:00 a.m. Pacific / 10:00 a.m. Eastern Standard time to review financial results from its third quarter of fiscal year 2004, hosted by UNOVA Chief Executive Officer, Larry D. Brady; Chief Financial Officer, Michael E. Keane; Intermec President, Thomas O. Miller, Industrial Automation Systems President, Robert T. Smith and UNOVA Director of Investor Relations, Kevin P. McCarty. The dial-in number for participants is 888-787-0198 (Pass code is "UNOVA"). The call also will be broadcast live on the Internet under the investor information section of the UNOVA Web site at www.unova.com.


                              UNOVA, INC.
      (Unaudited, amounts in thousands, except per share amounts)

                               Three Months Ended   Nine Months Ended
                                  September 30,       September 30,
                               ------------------- -------------------
                                 2004      2003      2004      2003
                                --------  --------  --------  --------

         CONSOLIDATED STATEMENTS OF OPERATIONS (Preliminary)

Sales and Service Revenues     $316,733  $278,024  $918,616  $821,734
Costs and Expenses
  Cost of sales and service     221,170   185,036   623,415   564,417
  Selling, general and
   administrative                81,792    76,479   239,701   226,033
  Depreciation and amortization   4,299     6,249    13,693    19,651
  Special charges                   927       988     1,569     2,933
                                --------  --------  --------  --------
    Total Costs and Expenses    308,188   268,752   878,378   813,034
                                --------  --------  --------  --------
Operating Profit From
 Continuing Operations            8,545     9,272    40,238     8,700
  Interest, net                  (3,189)   (3,133)   (9,443)  (10,172)
                                --------  --------  --------  --------
Earnings (Loss) From Continuing
 Operations Before Taxes          5,356     6,139    30,795    (1,472)
  Provision (Benefit) for
   income taxes                  (1,163)    2,000     7,979     6,200
                                --------  --------  --------  --------
Earnings (Loss) From Continuing
 Operations                       6,519     4,139    22,816    (7,672)
  Loss from discontinued
   operations, net of tax          (616)   (5,474)     (728)   (9,346)
                                --------  --------  --------  --------
Net Earnings (Loss)            $  5,903  $ (1,335) $ 22,088  $(17,018)
                                ========  ========  ========  ========

Basic Earnings (Loss) per Share
  Continuing operations        $   0.11  $   0.07  $   0.38  $  (0.13)
  Discontinued operations         (0.01)    (0.09)    (0.01)    (0.16)
                                --------  --------  --------  --------
    Net earnings (loss) per
     share                     $   0.10  $  (0.02) $   0.37  $  (0.29)
                                ========  ========  ========  ========

Diluted Earnings (Loss) per
 Share
  Continuing operations        $   0.11  $   0.07  $   0.37  $  (0.13)
  Discontinued operations         (0.01)    (0.09)    (0.01)    (0.16)
                                --------  --------  --------  --------
    Net earnings (loss) per
     share                     $   0.10  $  (0.02) $   0.36  $  (0.29)
                                ========  ========  ========  ========

Shares Used in Computing
 Earnings (Loss) per Share
  Basic                          60,631    58,970    60,408    58,621
  Diluted                        62,098    60,830    62,079    58,621


             SELECTED SEGMENT INFORMATION (Preliminary)

Sales and Service Revenues

Automated Data Systems         $194,814  $178,721  $574,398  $520,643
Industrial Automation Systems   121,919    99,303   344,218   301,091
                                --------  --------  --------  --------
Total Sales and Service
 Revenues                      $316,733  $278,024  $918,616  $821,734
                                ========  ========  ========  ========

Operating Profit (Loss) From
 Continuing Operations

Segment Operating Profit (Loss)
  Automated Data Systems       $ 17,084  $ 22,177  $ 60,729  $ 52,674
  Industrial Automation Systems     277    (6,419)   (1,819)  (22,850)
                                --------  --------  --------  --------
     Total Segment Operating
      Profit                     17,361    15,758    58,910    29,824
Corporate and Other              (7,889)   (5,498)  (17,103)  (18,191)
Special Charges                    (927)     (988)   (1,569)   (2,933)
                                --------  --------  --------  --------
Operating Profit From
 Continuing Operations         $  8,545  $  9,272  $ 40,238  $  8,700
                                ========  ========  ========  ========


                              UNOVA, INC.
               CONSOLIDATED BALANCE SHEETS (Preliminary)
                   (Unaudited, amounts in thousands)

                                            September 30, December 31,
                                                 2004         2003
                                               ----------   ----------
Assets

Current Assets
  Cash and cash equivalents                   $  161,379   $  238,447
  Restricted cash                                 50,000            -
  Accounts receivable, net                       326,774      275,594
  Inventories, net of progress billings          146,734      132,324
  Deferred tax assets                             67,199       71,229
  Assets held for sale                            19,639       23,840
  Other current assets                            12,530       19,513
                                               ----------   ----------

      Total Current Assets                       784,255      760,947

Property, Plant and Equipment, Net                73,144       77,292

Goodwill and Other Intangibles, Net               74,992       75,639

Deferred Tax Assets                              123,730      111,820

Other Assets                                      56,197       65,119
                                               ----------   ----------

Total Assets                                  $1,112,318   $1,090,817
                                               ==========   ==========


Liabilities and Shareholders' Investment

Current Liabilities
  Accounts payable and accrued expenses       $  253,246   $  265,626
  Payroll and related expenses                    45,050       54,893
  Current portion of long-term obligations       108,500            -
                                               ----------   ----------

      Total Current Liabilities                  406,796      320,519

Long-term Obligations                            100,000      208,500

Other Long-term Liabilities                      143,310      130,970

Shareholders' Investment
  Common stock                                       610          605
  Additional paid-in capital                     698,475      690,745
  Retained deficit                              (235,478)    (257,566)
  Accumulated other comprehensive loss            (1,395)      (2,956)
                                               ----------   ----------

      Total Shareholders' Investment             462,212      430,828
                                               ----------   ----------

Total Liabilities and Shareholders'
 Investment                                   $1,112,318   $1,090,817
                                               ==========   ==========


                              UNOVA, INC.
          CONSOLIDATED STATEMENT OF CASH FLOWS (Preliminary)
                 Nine Months Ended September 30, 2004
                   (Unaudited, amounts in thousands)

Cash and Cash Equivalents at Beginning of Period            $ 238,447

Cash Flows from Operating Activities:
 Net earnings                                                  22,088
 Adjustments to reconcile net earnings to net cash
  used in operating activities:
   Depreciation and amortization                               13,693
   Changes in working capital and other operating activities  (61,388)
                                                             ---------

  Net Cash Used in Operating Activities                       (25,607)
                                                             ---------

Cash Flows from Investing Activities:
 Capital expenditures                                          (9,229)
 Other investing activities                                     4,640
                                                             ---------

  Net Cash Used in Investing Activities                        (4,589)
                                                             ---------

Cash Flows from Financing Activities:
 Cash restricted for repayment of debt                        (50,000)
 Stock options exercised                                        2,836
 Other financing activities                                       292
                                                             ---------

  Net Cash Used in Financing Activities                       (46,872)
                                                             ---------

Resulting Decrease in Cash and Cash Equivalents               (77,068)
                                                             ---------

Cash and Cash Equivalents at End of Period                  $ 161,379
                                                             =========

    CONTACT: UNOVA, Inc.
             Michael E. Keane, 425-265-2402
             mkeane@unova.com
              or
             Kevin P. McCarty, 425-265-2472
             kmccarty@unova.com